Exhibit 23.01

INDEPENDENT AUDITOR’S CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 33-70078, 333-98559, and 333-108258 of Environmental Power Corporation on Form S-8 of our report dated March 24, 2004, appearing in this Annual Report on Form 10-K of Environmental Power Corporation for the year ended December 31, 2003.

DELOITTE & TOUCHE LLP

Boston, Massachusetts

March 29, 2004